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                                                                    EXHIBIT 18.1



March 16, 1999

Hastings Entertainment, Inc.
Amarillo, Texas

Ladies and Gentlemen:


         We have audited the consolidated balance sheets of Hastings Entertainment, Inc. and subsidiaries as of January 31, 1998 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended January 31, 1999, and have reported thereon under date of March 16, 1999. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended January 31, 1999. As stated in Note 2 to those financial statements, the Company changed its method of accounting for amortization of the cost of rental videocassettes from the straight-line method to an accelerated method and states that the newly adopted accounting principle is preferable in the circumstances because (1) it will result in a better match of the cost of videocassettes with their revenues in the Company's current operating environment and (2) it is consistent with trends in industry practice. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

         With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Hastings Entertainment Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

         Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.



                                       Very truly yours,


                                       /s/ KPMG LLP